ARC Announces Recommencement of Dividend Program

With open-market purchases of company shares already underway, ARC’s restart of its dividend program affirms the Company’s commitment to returning shareholder value

SAN RAMON, CA / ACCESSWIRE / December 10, 2020 / ARC Document Solutions, Inc. (NYSE:ARC) announced today that it is recommencing its cash dividend program that was temporarily suspended earlier in the year as a result of the COVID-19 pandemic. As before, the program will operate independently of ARC’s continuing share repurchases in the open market as discussed on ARC’s third quarter conference call on November 4, 2020.

At its most recent meeting, the Company’s Board of Directors authorized a quarterly cash dividend of one cent per share payable on February 26, 2021 to the Company’s shareholders of record as of January 29, 2021.

“We are gratified to re-start our dividend and share repurchase programs after a brief hiatus, and to put the focus back on returning value to our shareholders,” said Suri Suriyakumar, Chairman, President and CEO of ARC. “After a period of significant change within the operations of the company in response to the pandemic, as well as prudent steps taken to test the validity of our financial performance, we are confident in our ability to sustain the programs as we move forward.”

About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. All statements other than statements of historical fact, including, but not limited to, “confident in our ability to sustain the programs,” and any projections regarding the financial performance of the Company, including the generation of its cash flows, and statements regarding possible future payment of dividends, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk

Factors" in Item 1A in ARC Document Solution, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

SOURCE: ARC Document Solutions